Exhibit 10.14

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and Release (“Agreement’”) is entered into between Jason Ackerman (“Employee”) and TerrAscend USA, Inc and TerrAscend Corp., the Canadian parent and its affiliated companies (collectively, “Company”). The Company and Employee are referred to each in this Agreement as a Party and collectively referred to in this Agreement as the “Parties.” This Agreement shall become effective on the eighth day after Employee signs and delivers to the Company without revoking this Agreement (“Effective Date”).

WHEREAS, Employee’s last day of employment with the Company was March 23, 2021;

WHEREAS, pursuant to a Letter Agreement dated May 1, 2020, Employee is required to execute and deliver a release agreement in a form similar to Schedule B attached to the Letter Agreement in order to receive certain severance payments described more fully in this Agreement below;

WHEREAS, various provisions of this Agreement are in a form similar to Schedule B of the Letter Agreement;

WHEREAS, pursuant to a Letter Agreement dated May 1, 2020, Employee was required to execute and be bound by a Non-Competition, Non-Solicitation and Confidentiality Agreement (“Restrictive Covenant Agreement”) as a condition of employment and the Restrictive Covenant Agreement is attached hereto as Exhibit A;

WHEREAS , Employee is subject to continuing obligations under the Restrictive Covenant Agreement , including specifically all confidentiality, assignment of inventions , cooperation, non competition and non-solicitation provisions;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound hereby, the Company and Employee hereby agree as follows:

1.            Accrued Payments And Benefits; Existing Obligations. Regardless of whether Employee signs this Agreement.

(a)            Employee’s last day of employment with the Company was March 23, 2021 (the “Separation Date”). The Company paid Employee’s current base salary or weekly base pay up to the Separation Date.

(b)            The Company continued Employee’s medical, and dental insurance, at active employee rates through March 31, 2021, in accordance with the Benefits Plan Documents. Additionally , to the extent you satisfy the requirements to be an Assistance Eligible Individual under the American Rescue Plan Act of 2021, the Company will subsidize the full cost of your Consolidated Omnibus Budget and Reconciliation Act (“COBRA”) premium payments for continued group health coverage under the Company health plan (at the coverage levels in effect immediately prior to your Termination Date) from the first day of the month following the Termination Date until September 30, 2021 , provided that you timely elect such coverage, remain eligible for such coverage, and otherwise continue to satisfy the requirements as an Assistance Eligible Individual. Beginning October 1, 2021, you will be responsible for the full cost of your COBRA benefits, unless otherwise provided by law..

(SEAL 8/12/2021)

(c)            Employee is subject to continuing obligations pursuant to the Non- Restrictive Covenant Agreement attached hereto as Exhibit A.

(d)            Employee’s eligibility to participate in all other Company-sponsored group benefits, including group life, disability, and accidental death and dismemberment coverage, ended on the Separation Date.

2.            Payments and Benefits. In consideration for signing this Agreement and complying with its terms, the Company agrees to provide the following payments and benefits to Employee:

(a)            Severance. (i) The Company shall pay to Employee an amount equal to the at the annualized rate of Five Hundred Thousand Dollars ($500,000.00) from March 23, 2021 through December 23, 2021 (“Severance Period”) less applicable deductions and withholdings in accordance with Company’s regular payroll, on the next regularly scheduled payroll date following the Effective Date (“Severance Payment”); and (ii) notwithstanding the foregoing, within ten (10) days of execution hereof, the Company shall pay to Employee, in lump sum , that portion of the Severance Payment that would have been paid from March 23, 2021 to the execution date hereof, less applicable deductions and withholdings in accordance with the Company’s regular payroll. Thereafter, the balance of the Severance Payment shall be remitted to Employee in accordance with sub-paragraph (i) hereof.

(b)            PTO; Expenses. Employee shall be paid out all accrued and unused PTO, if any, that shall have been earned as of the Separation Date. As of March 31, 2021, Employee’s remaining PTO equaling one hundred and ten hours and an amount of twenty-six thousand, four hundred, forty two dollars and thirty one cents ($26,442.31) was paid in the regularly scheduled payroll. Employee has received payment for all accrued and unused PTO.

(c)            Bonus. Within two (2) business days after the Effective Date, Employee shall be paid a pro-rated bonus in the amount of One Hundred Thirty Four Thousand, Seven Hundred Ninety Four Dollars and Fifty Two Cents ($134,794.52).

(d)            Options. In connection with his employment, Employee was granted the option to purchase shares of TerrAscend Corporation (“TerrAscend”) stock (CSE: TER) (OTCQX: TRSSF) (“Options”) pursuant to the terms set out in the TerrAscend Stock Option Plan (the ‘‘Plan”). The Options are governed by the Plan, and thus the Parties mutually understand that Employee’s rights thereunder may not be amended pursuant to this Agreement, and/or without express permission of the appropriate corporate governing body (or bodies). Notwithstanding, the Company shall recommend the following with respect to unvested Options (“Accelerated Unvested Options”):

i.	that Employee shall be entitled to 859,260 of the Initial Options at an exercise price of CN$2.42 that these stock options will be deemed to have vested on his Separation Date, and he shall be permitted to exercise such options up to and including January 9, 2030.

(SEAL 8/12/2021)

ii.	that Employee shall be entitled to 859,259 of the Second Options at an exercise price of CN$2.96, that these stock options will be deemed to have vested on his Separation Date, and he shall be permitted to exercise such options up to and including January 9, 2030.

(e)            Vested Options. All previously vested Options shall remain vested and nothing in this Agreement shall be interpreted in a manner to impact Options that are vested and are rightfully held by Employee.

(f)            Notwithstanding section (d) and (e) above, the Parties agree to the following:

i.	The Company shall have a right of first refusal (“ROFR” ) to buy back for cancellation or to identify a purchaser for any shares that Employee receives pursuant to the exercise of any Vested Options or Accelerated Unvested Options (“Acquired Shares”), in compliance with applicable corporate, securities law or stock exchange requirements, and if so exercised, the price paid for the Acquired Shares by the Company shall not be greater than the ‘market price’ on the date of acquisition of the Acquired Shares. For this purpose, ‘market price’ shall be calculated to be an amount equal to the simple average of the closing price of the shares for each of the business days on which there was a closing price in the 20 business days preceding the acquisition date; in the event that there has been trading for less than 10 of the 20 business days preceding the acquisition date, ‘market price’ shall be the average of: (i) the average of the closing bid and ask prices for each day on which there was no trading; and (ii) the closing price of the shares for each day there has been trading.

ii.	For so long as the Employee holds any of the Acquired Shares (or the Vested Options or Accelerated Unvested Options), Employee shall provide the Company with prior written notice of his intent to sell any Acquired Shares (“Employee Notice”). The Employee Notice shall include the number of Acquired Shares that Employee intends to sell and the date on which he anticipates selling such Acquired Shares (which shall be not earlier than six (6) full business days after the date the Employee Notice is delivered to the Company for share amounts greater than 50,000 and one (l) full business day for share amounts less than or equal to 50,000). Notwithstanding, unless waived by the Company, Employee must wait a minimum of seven (7) full business days between each Employee Notice, and if Employee provides two or more consecutive Employee Notices for share amounts less than or equal to 50,000 within a period of six (6) business days, the six (6) full business day notice period shall apply to the second delivered Employee Notice.

(SEAL 8/12/2021)

iii.	The Company shall have six (6) full business days from the date of Employee’ s notice , for share amounts greater than 50,000, and one (1) full business day, for share amounts less than or equal to 50,000, to notify Employee in writing that (I) it will purchase all or part of the Acquired Shares identified by the Employee for cancellation, (2) identify a third party that will purchase all or part of the Acquired Shares identified by the Employee, or (3) decline to do either of (1) or (2), all in compliance with applicable corporate, securities law or stock exchange requirements (“Company Notice”). If Employee provides two or more consecutive Employee Notices for share amounts less than or equal to 50,000 within a period of six (6) business days, the six (6) full business day notice period shall apply to the second delivered Employee Notice .

iv.	If the Company has identified a third party as set forth in section iv(2) above, the Company will put the Employee in touch directly with the third party and it shall be up to the potential purchaser and the Employee to agree upon a price . If the parties cannot agree on a price after five (5) business days, then the Employee is free to sell such shares in the open market. Employee shall be free to negotiate the purchase price and such other terms of the sale which Employee believes in his sole and exclusive discretion are fair and reasonable.

v.	The Employee Notice shall be sent to Jason Marks via clo@terrascend.com.

vi.	The Company Notice shall be sent to Jason Ackerman via Jackerman67@gmail.com. Nothing herein shall preclude Employee from rescinding a notice of intention to sell Acquired Shares as long as such rescission is effectuated prior to the Company’s exercise of the ROFR (either for reacquisition of the Acquired Shares by the Company or for sale to a third-party buyer). If rescission and acceptance of the ROFR occur simultaneously, the Notice shall be deemed rescinded.

vii.	No action shall be taken that triggers the ROFR (i.e. attempt to trade in equities for which the Company would be allowed to either purchase or identify a purchaser) until August 25, 2021.

3.            Acknowledgments. Employee agrees and represents that the following are true and correct:

(SEAL 8/12/2021)

(a)            Employee’s last day of employment with the Company was March 23, 2021 (“Separation Date”), and the Company has no future obligation to re-employ Employee.

(b)            Employee has received all amounts/monies due from the Company through the Separation Date including but not limited to the following: (i) all wages or other compensation and benefits earned, (ii) payment for all accrued but unused paid vacation time, (iii) reimbursement for all reasonable and necessary business expenses. No other amounts, compensation or benefits are due to Employee from the Company, except under this Agreement but, as stated herein, only if the Effective Date occurs and Employee complies with all of the promises and conditions contained herein.

4.            Employee Protections. Nothing in this Agreement prevents or otherwise limits Employee’s ability to communicate directly with and provide information, including documents not otherwise protected from disclosure by any applicable law or privilege, to the Securities and Exchange Commission or any other federal, state, provincial, or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Employee for any of these activities.

5.            General Waiver & Release by Employee. Except as specifically identified herein, Employee, on behalf of himself, and Employee’s heirs, executors, administrators, agents, and/or assigns, does hereby knowingly and voluntarily RELEASE AND FOREVER DISCHARGE the Company and all of its parents and their respective subsidiaries affiliates , divisions, insurers , predecessors , and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, attorneys, shareholders, insurers and reinsurers, representatives and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present and future, both individually and in their business capacities, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “COMPANY RELEASEES”), of and from any and all legally waivable claims causes of actions, suits, lawsuits , debts , and demands whatsoever in law or in equity, known or unknown , vested or contingent, suspected or unsuspected, which Employee ever had, now has or which Employee’s heirs, executors, administrators, or assigns hereafter may have arising out of or relating to (a) facts, events, occurrences, or omissions up to and including the date this Agreement is signed by Employee, as a result of Employee’s employment by the Company or any of the other Company Releasees, or (b) the termination of Employee s employment with the Company or any of the other Company Releasees.

(a)            Included Claims. The claims being waived and released include, without limitation

i.	any and all claims of violation of any United States or non-U.S. federal, state, provincial, and local law arising from or relating to Employee’s recruitment hire, employment, and termination of employment with the Company or any of the other Company Releasees;

(SEAL 8/12/2021)

ii.	any and all claims of wrongful discharge, unjust dismissal, constructive discharge, emotional distress, defamation, libel, slander, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, attorneys’ fees, and violation of public policy;

iii.	to the fullest extent permitted by law, any and all claims to disputed wages , compensation and benefits, including any claims for violation of applicable federal, state, provincial or local statutes, laws, or regulations relating to wages and hours of work;

iv.	any and all claims for violation of any federal, state, provincial, or local statute or regulation relating to termination of employment, unlawful discrimination, harassment, or retaliation under applicable federal, state, provincial, and local constitutions, statutes, laws, and regulations (which include s, but is not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. 1981 through 1988 , the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the National Labor Relations Act, and the Worker Adjustment and Retraining Notification Act);

v.	to the fullest extent permitted by law, any claims under the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation and all provisions regulating wage and hour law), the New York Civil Rights Law, and Section 125 of the New York Workers’ Compensation Law;

vi.	any and all claims for monetary damages and any other form of personal relief; and

vii.	any other claims waivable under federal, state, provincial, or local statute, law, rule, or regulation or under common law.

(b)            No Claims Filed. Employee warrants and represents that Employee has neither filed nor caused to be filed any charges, claims, complaints, or actions against the Company or any of the other Company Releasees before any federal, state, provincial, or local administrative agency, board, court or other forum.

(c)            Unknown Claims. In waiving and releasing any and all claims against the Company Releasees, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or in addition to those facts currently known by Employee , or believed by Employee to be true, the waivers and releases of this Agreement will remain effective in all respects -- despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if Employee had prior knowledge of such facts.

(SEAL 8/12/2021)

(d)            Exceptions. The only claims that are not being waived and released by Employee under this Section 5 are claims Employee may have for:

i.	unemployment, workers compensation, state disability, and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

ii.	continuation of existing participation in Company-sponsored group health benefit plans, at Employee s full expense, under the United States federal law known as “COBRA” and/or under any applicable state counterpart law if Employee properly and timely elects such continuation benefits and satisfies all requirements under COBRA;

iii.	any benefit entitlements that are vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan, policy, or other arrangement, whether or not governed by the United States federal law known as “ERISA”;

iv.	violation of any United States or non-U.S. federal, state, provincial, or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

v.	any wrongful act or omission occurring after the date Employee signs this Agreement; and

vi.	breach of this Agreement.

(e)            Excluded Claims. Notwithstanding the foregoing, nothing in this Agreement prevents or is intended to prevent Employee from filing a charge with, reporting possible violations of law to, testifying, assisting or participating in any investigation, hearing or whistleblower proceeding conducted by the U.S. Equal Employment Opportunity Commission, the Pennsylvania Human Relations Commission, or other similar federal, state, or local administrative agencies, or any similar federal, state, provincial or local Governmental Agency (e.g., NLRB, SEC, etc.), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way Employee’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted under law, this Agreement fully and finally resolves all monetary matters between Employee and the Company, and by signing this Agreement, Employee is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Employee or on Employee’s behalf, individually or collectively.

(SEAL 8/12/2021)

6.            General Waiver and Release by Company. Except as specifically identified herein, Company, on behalf of itself, and all of Company’s parents and their respective subsidiaries, affiliates, divisions, insurers, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, attorneys, shareholders, insurers and reinsurers, representatives and employee benefit plans (and the trustees administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present, and future, both individually and in their business capacities, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, “COMPANY RELEASORS”), do hereby knowingly and voluntarily RELEASE AND FOREVER DISCHARGE Employee, his heirs, executors administrators, agents, and/or assigns (collectively, the “EMPLOYEE RELEASEES”) of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity known to the Company arising out of or relating to (a) facts, events occurrences , or omissions up to and including the date this Agreement is signed by Employee, as a result of Employee’s employment by the Company or any of the other Employee Releasees, (b) the termination of Employee’ s employment with the Company or any of the other Employee Releasees,

(a)            No Claims Filed. Company warrants and represents that Company has neither filed nor caused to be filed any charges, claims, complaints, or actions against the Employee or any of the other Employee Releasees before any federal, state, provincial, or local administrative agency, board, court or other forum.

(b)            No Known Claims. Company warrants and represents that, as of the Effective Date, after a diligent search and reasonable inquiry, including consultation with the members of the Company’s executive management team, it is not currently aware of any claims or causes of action, in law or in equity, of any nature whatsoever, which the Company may have against Employee in any regard arising out of or related in any way to: (i) Employee’s employment with the Company; concerning Employee’s separation of employment from the Company; has likewise made no disclosures to its shareholders in the context of any public filings, or in the context of any due diligence associated with any prospective M&A transaction, regarding the same.

(c)            Exceptions. Claims that are not being waived and released by Employee under this Section 6 are claims the Company may have for:

i.	any claims arising out of Employee’s breach of his continuing obligations under the Restrictive Covenant;

ii.	violation of any United States or non-U.S. federal state, provincial, or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

iii.	any wrongful act or omission occurring after the date Employee signs this Agreement;

iv.	breach of this Agreement; and

v.	any claims or potential claims that become known to the Company after the Separation Date.

(SEAL 8/12/2021)

7.            Acknowledgement. Company represents and warrants that it is unaware of any evidence of wrongdoing or other unlawful conduct by any of the Employee Releasees. Company further represents that it has no reason to believe that any of the Employee Releasees has engaged in any wrongdoing or unlawful conduct.

8.            Defend Trade Secrets Act. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § l833(b)), Employee acknowledges that Employee shall not have criminal or civil liability under any federal, state, provincial , or local trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, provincial, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and may use the trade secret information in the court proceeding, if Employee (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § l833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

9.            Confidentiality. In addition, each Party agrees to keep the terms, conditions and circumstances of Employee’s separation from the Company confidential and to not aid or render assistance in any form to any person or entity pursuing, or that may in the future pursue, any claim against the other Party or its officers, directors, shareholders, employees, affiliates, heirs, executors, administrators, agents, and/or assigns (as applicable) of any nature unless required to do so by law.

Each Party acknowledges and agrees to keep the terms, amount, and facts of, and any discussions leading up to this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that neither Party will communicate or otherwise disclose to any other person, the terms, amounts, copies or fact of this Agreement, except as may be required by law or compulsory process; provided , however, that Employee may make such disclosures to Employee’ s spouse, tax/financial advisors or legal counsel as long as they agree to keep the information confidential; If Employee is asked about any of such matters, Employee’s response shall be that Employee may not discuss any of such matters. If Comp any or Employee is asked about any of such matters, the Parties’ response shall be that that this matter has been resolved. All requests for references shall be directed to Company’s Human Resources Department, attention Joanna Higgins. In response to a request for a reference, Company shall: (i) state that it is Company’s policy to provide only Employee’s dates of employment and job title; and (ii) provide such aforesaid information without further comment.

10.          No Admission. Nothing about the fact or content of this Agreement shall considered to be or treated by Employee or the Company as an admission of any wrongdoing, liability, or violation of law by Employee or by any Releasee.

(SEAL 8/12/2021)

11.          Consideration Period; Effective Date. Employee has twenty-one (21) days following receipt of this Agreement to consider whether Employee wishes to sign this Agreement. Once Employee signs and delivers this Agreement to the Company Employee will have a period of seven (7) calendar days to revoke it by delivering written notice of revocation to the Company by hand delivery or by facsimile or email transmission to the address stated in Section 15, below. To be effective, any such revocation must be received by the Company no later than 5 P.M. on the seventh calendar day following the day Employee signs and delivers this Agreement to the Company. If Employee does not sign and deliver this Agreement within the twenty-one (21) day period following the Separation Date or if the Employee revokes his signed Agreement within the seven (7) day revocation period described above, this Agreement shall expire and Employee shall not be entitled to any of the payments described in Section 2.

12.           Non-Disparagement or Harm.

(a)            Employee hereby agrees and promises that Employee will not make, publish, or cause to be made or published, whether orally, or in written or electronic form, any false or disparaging statements or comments, which in any way relate to, refer to, or otherwise concern the Company or any of its officers, directors , executives, employees, affiliates, agents, and representatives. Provided that nothing in this Agreement shall preclude Employee from communicating or testifying truthfully (i) to the extent required or protected by law, (ii) to any Governmental Agency, (iii) in response to a subpoena to testify issued by a court of competent jurisdiction, or (iv) in any action to challenge or enforce the terms of this Agreement.

(b)            The Company shall us its best efforts to cause its officers, directors, senior executives, and representatives of the foregoing not to make, publish, or cause to be made or published, whether orally, or in written or electronic form, any false or disparaging statements or comments, which in any way relate to, refer to, or otherwise concern the Employee. Provided that nothing in this Agreement shall preclude such Company officers, directors, senior executives, and representatives thereof from communicating or testifying truthfully: (i) to the extent required or protected by law, (ii) to any Governmental Agency, (iii) in response to a subpoena to testify issued by a court of competent jurisdiction, or (iv) in any action to challenge or enforce the terms of this Agreement. The Company will not ratify or condone any disparagement of Employee by any of its officers, directors, executives, management employees, affiliates, agents, representatives. The Company will direct the following individuals not to disparage Employee, whether orally, or in written or electronic form: Members of the Board of Directors as of the date of the execution of this Agreement, officers of TerrAscend Corporation and officers of affiliates, at the time of the execution of this Agreement.

13.            Consultation with Counsel; Reasonable Opportunity to Consider this Agreement; Knowing and Voluntary Acceptance of this Agreement. Employee is consulting with his attorney before signing this Agreement. Employee acknowledges that he has been given reasonable opportunity to do so. Employee also acknowledges that Employee has carefully read and fully understands all provisions of this Agreement and is entering into this Agreement, including the releases set forth herein, knowingly, freely, and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of signing this Agreement. Employee understands that the release contained in Section 5 does not apply to rights and claims that may arise after Employee signs this Agreement.

(SEAL 8/12/2021)

14.           Contra Proferentem. As Employee has had the opportunity to review this Agreement and have reviewed by counsel of their choosing this Agreement, this Agreement shall be construed as the product of mutual drafting and negotiation by the Parties. Employee acknowledges that Employee has had an opportunity to retain an attorney to review this Agreement. Accordingly, it is specifically agreed that neither the rule of contra proferentem (construction against the drafter), nor any other statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against a purported drafter, shall apply against any Party.

15.           Delivery to the Company. Employee should return this Agreement, signed by Employee via email, with the original sent via regular mail to:

Joanna Halligan
Vice President, Human Resources
PO BOX 43125
Mississauga ON
jhalligan@terrascend.com
p: 905.273.9032

With a copy via email to legal@terrascend.com.

16.          Judicial Interpretation/Modification; Severability. Except for Section 5, in the event that any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful, or unenforceable for any reason, the invalid, unlawful, or unenforceable provision (or portion thereof) shall be construed or modified so as to provide Releasees with the maximum protection that is valid, lawful, and enforceable, consistent with the intent of the Company and Employee in entering into this Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful, and enforceable that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful, or unenforceable provision (or portion thereof) had never been contained in this Agreement. In the event that Section 5 of this Agreement shall be held to be void, voidable, unlawful, or, for any reason, unenforceable, the Agreement shall be voidable at the sole discretion of the Company.

17.           Governing Law and Venue; Confidential Arbitration. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of New York, exclusive of any choice of law rules. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the State and County of New York, before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction including specifically any breach of the Restrictive Covenant Agreement by Employee. The Parties shall maintain the confidential nature of the arbitration proceeding and any award including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. In any arbitration arising out of or related to this Agreement, the arbitrator shall have the option to award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration (collectively, the “Legal Fee Standard”). If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, and the arbitrator further determines that such prevailing party has met the Legal Fee Standard, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. To the extent that an arbitrator awards fees under this provision, said arbitrator shall issue a reasoned opinion. To the extent not subject to arbitration any disputes concerning this Agreement shall be brought in, and the parties hereby consent to the personal jurisdiction of, the state courts of the State of New York, County of New York (to the extent that subject matter jurisdiction exists only).

(SEAL 8/12/2021)

18.           Changes to Agreement. No changes to this Agreement can be effective except by another written agreement signed by Employee and by the Company’s Chief Executive Officer.

19.           Complete Agreement. Except for the agreements and benefit plans noted above (including specifically the Restrictive Covenant Agreement) , as of the Effective Date , this Agreement cancels, supersedes, and replaces any and all prior agreements (written, oral or impliedin-fact or in- law) between Employee and the Company regarding all of the subjects covered by this Agreement. This Agreement is the full, complete, and exclusive agreement between Employee and the Company regarding all of the subjects covered by this Agreement, and neither Employee nor the Company is relying on any representation or promise that is not expressly stated in this Agreement.

20.           Successors and Assigns.

(a)            Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b)            Employee’s Successors. This Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

21.           Application of Section 409A of the Code. This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986 , as amended (the “Code”), or an exception , and payments may only be made under this Agreement upon and event and in a manner permitted by section 409A of the Code, to the extent applicable. Payments and Benefits under this Agreement are intended to be exempt from section 409A of the Code under the separation pay exception, to the maximum extent applicable. Any payments that qualify for the short term deferral or other exception under section 409A of the Code shall be paid under the applicable exception. To the extent required to comply with section 409A of the Code, payments under this Agreement will be postponed for a period six-months following the date of Employee’s separation from service. All payments to be made upon a termination of employment under this Agreement shall, to the extent required by section 409A of the Code, only be made upon a “separation from service” under section 409A of the Code, each payment made under the Agreement shall be treated as a separate payment , and if a payment is not made by the designated payment date under the Agreement, to the extent permitted by section 409A, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any provision of the Agreement would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Agreement to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. To the extent prohibited by section 409A, Employee shall not, directly or indirectly, designate the calendar year of payment.

(SEAL 8/12/2021)

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement shall be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement) , (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

I HAVE READ THIS AGREEMENT. I UNDERSTAND THAT 1 AM GIVING UP IMPORTANT RIGHTS. I HAVE CONSULTED WITH AN ATTORNEY OF MY OWN CHOOSING BEFORE SIGNING THIS AGREEMENT. I SIGN THIS AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST RELEASEES.

Employee

Signature: _____/s/ Jason Ackerman_____________________

                   Jason Ackerman

Date: _________8/13/21_____________________

TerrAscend USA, Inc.

Signature: __________/s/ Jason Wild________________

Name: Jason Wild

Title: Executive Chairman

Date: _____________8/17/21_________________

TerrAscend Corp.

Signature: _________/s/ Jason Wild_________________

Name: Jason Wild

Title: Executive Chairman

Date: ________8/17/21______________________